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                                                           For more information:
                                                     Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE                       investorrelations@inergyservices.com
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 Inergy Acquires Dowdle Gas, the 12th Largest Retail Propane Company in the U.S.
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                   Significantly Expands Geographic Footprint

         Kansas City, MO (October 4, 2005) - Inergy, L.P. (Nasdaq:NRGY) announced today that it has acquired the assets of Dowdle Gas, Inc., headquartered in Columbus, MS. Dowdle Gas is the 12th largest propane retailer in the U.S. and delivers in excess of 50 million gallons of retail propane to approximately 120,000 customers in Alabama, Florida, Georgia, Mississippi, and Tennessee. This transaction represents Inergy's 51st acquisition since its founding in 1996. The assets purchased will be managed by Division President, Tom Haiar, and will operate under the Dowdle Gas trade name. The acquisition is expected to be immediately accretive to Inergy unitholders on a distributable cash flow per unit basis.

         "I have personally known the management team at Inergy for years; and I find comfort knowing that our employees, our customers, and the communities in which we operate are in great hands with Inergy," said Nutie Dowdle, Chairman and CEO of Dowdle Gas, Inc. and immediate-past Chairman of the National Propane Gas Association. "Inergy's careful attention to the confidentiality of this process and to the legacy of our family business gives me great confidence as we transition our business."

         "Dowdle Gas is one of the premier independent retail propane companies in the U.S. This transaction significantly expands Inergy's geographic footprint and establishes the company in new markets, which is expected to lead to more acquisition opportunities in the future," said John Sherman, President and CEO of Inergy. "The business was built through the hard work of Nutie, his family, and his employees; and we are very pleased to have been selected to transition this outstanding business. We welcome the employees of Dowdle Gas to the Inergy team and look forward to continued growth on behalf of our unitholders."

         With this announcement; the recent announcement of Inergy's acquisition of Altas Gas Products, Inc.; and an acquisition which it expects to announce in the near term, Inergy will complete the previously disclosed approximate $160 million of outstanding letters of intent to acquire additional propane assets. Inergy expects to issue updated fiscal 2006 guidance in the near term.

         Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company's operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and


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agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

         Inergy Holdings, L.P. (Nasdaq:NRGP) owns the general partners of Inergy, L.P., including an approximate 1.2% general partner interest, a 9.5% limited partner interest, a special unit interest, and all of the incentive distribution rights in Inergy, L.P.

         This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that the acquisition will be immediately accretive on a distributable cash flow per unit basis. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy's annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

         Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company's Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy's Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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